Exhibit 10.1

INDUSTRIAL POWER CONTRACT

Between

WEST KENTUCKY RURAL ELECTRIC COOPERATIVE CORPORATION

and

EcoChain Wind, LLC

This CONTRACT, made and entered into as of February 22, 2021, ("Effective Date") by and between WEST KENTUCKY RECC, Mayfield, Kentucky, (hereinafter called "WKRECC"), and EcoChain, Wind, LLC., 325 Washington Avenue Extension, Albany, NY, (hereinafter called "Customer");

W I T N E S S E T H:

WHEREAS, WKRECC and Customer have agreed to enter into an agreement dated as first written above, under which electric power and energy are supplied by WKRECC and purchased by Customer;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.        Term of Contract.     This contract supersedes any and all previous power contracts between WKRECC and Customer and shall become effective as of the date on which the power services to be provided hereunder are turned on, and shall continue in effect for an initial term of five years. Following the initial term of five years, Customer shall have 90 days, which shall be subject to the terms contained herin Section 2 through Section 14 of this contract, to submit written notification, should they not wish to enter into a renewal contract. Failure to submit such written notification to WKRECC shall result in automatic renewal for a period of five years thereafter. Any such contract, initial or renewal, for service may provide for termination upon not less than 16 months' written notice. In the event that Customer terminates this contract prior to the completion of this contract's term, previously described herin, the Customer will be subject to charges outlined in the section "Minimum Bill" of WKRECC's General Power Rate, MSD.

2.         Availability of Power.           Subject to the other provisions of this contract, WKRECC shall, commencing with the effective date hereof, make available to Customer, and Customer shall take and buy from WKRECC, Customer's requirement for firm power and energy for the operation of Customer's facility up to a maximum of 25,001 kW (Off-Peak), and 500 kW (On-Peak), which amount shall be the "Contract Demands" under this contract.

The power and energy made available to Customer hereunder shall be delivered, taken, and paid for in accordance with the terms hereof including the terms set forth in the Supplemental Agreement to this contract, and with the schedule of Rules and Regulations of WKRECC, copies of which are attached hereto and hereby made a part hereof. In the event of any conflict between the provisions of said schedule and the other provisions of this contract, the latter shall control.

Customer shall not take power and energy in excess of said contract demand except by agreement of WKRECC and revision of this contract, but nothing herein contained shall be construed to relieve Customer of the obligation to pay for such amounts of power and energy as may actually be taken.

3.      Conditions of Delivery.         The power and energy made available by WKRECC hereunder shall be in the form of three-phase, alternating current, at a frequency of approximately 60-hertz and a voltage of approximately 24,940 volts. The Point of Delivery for power and energy made available hereunder shall be the load side of WKRECC's 24,940-volt metering facilities, to be owned, operated, and maintained by WKRECC, and conveyance by WKRECC of approximately the above-stated voltage and frequency at said Point of Delivery shall constitute availability of power and energy for purposes of this contract.  Customer hereby grants to WKRECC without costs such rights in, over, and across its property as may be necessary to permit the construction, maintenance, and operation of WKRECC's facilities and equipment used to make power and energy available to Customer hereunder.  WKRECC's facilities shall be installed on Customer's property in a mutually satisfactory location and shall be and remain WKRECC's property.  Each party hereto shall install only such protective devices as in its opinion are necessary for the protection of its own facilities and equipment.

4.         Point of Demarcation.          The common point at which WKRECC's ownership and maintenance of electrical facilities ends and Customer's ownership and maintenance of electrical facilities begins is identified as being:

Customer Provides Transformers

Load side connections (dead-end elbows) in the underground primary cabinet located in the circuitry between the WKRECC Stella Substation and the Customer.

5.     Facilities.        WKRECC shall provide and maintain all facilities beyond the Point of Delivery up to the Point of Demarcation as defined in sections 3 and 4 hereof.  As of the effective date of this Agreement, the replacement cost of all facilities up to the Point of Demarcation, including the total cost of material, labor, transportation and applicable overheads, as stated in the "Aid to Construction" section of the 'Industrial Power Contract Supplemental Agreement', which must be paid in-full, nonrefundable, prior to commencement of construction by WKRECC.

Concrete pads or other items installed by Customer or his contractor shall not be maintained by WKRECC and as such shall not be included in determining the cost of Facilities.

6.     Facilities Charge.      Customer has elected to provide and maintain ownership of all equipment located beyond the Point of Demarcation.  Therefore, no Facilities' Charge will be assessed as part of this contract.

All facilities located on WKRECC's side of the Point of Demarcation shall remain the property of WKRECC.  In the event Customer requires or requests and WKRECC consents to an extension, modification or capacity change that significantly alters the cost of Facilities, then the Facilities Charge shall be recalculated reflecting the removal and/or addition of facilities including material, labor, transportation and all applicable overheads.

Any work performed by WKRECC on the Customer's side of the Point of Demarcation shall be invoiced at the total cost of materials, labor, transportation and applicable overheads.

Facilities on the Customer's side of the Point of Demarcation shall remain the property of the Customer and shall not be included in the calculation of the Facilities Charge.

The monthly Facilities Charge shall continue until the termination of this contract or any renewal or replacement hereof, and shall be in addition to all other rates and charges provided for herein.

In the event that this contract or any renewal or replacement thereof is terminated, Customer shall pay to WKRECC, promptly, upon receipt of invoice, the cost of removal of said facilities and any undepreciated or stranded cost associated with the installed cost of Facilities as addressed in section 5 hereof.  For the purpose of this contract, stranded cost shall mean the residual book value of all items considered to not be reusable or any items that may be unique to Customer's service.

7.     Rates and Charges.   Customer shall pay WKRECC monthly for power and energy available under this contract in accordance with the rates, charges, and provisions of WKRECC's General Power Rate, MSD, as modified, adjusted, or replaced from time to time by agreement between WKRECC and TVA.  Said rate schedule, together with its current adjustment addendum, which is WKRECC's currently effective standard rate schedule applicable to consumers of the same class of Customer, is attached hereto and hereby made a part hereof; provided, however, that the paragraph thereof headed "Seasonal Service" shall be of no force and effect. In the event of any conflict between the provisions of said rate schedule, as so modified, adjusted, or replaced, and other provisions of this contract, the latter shall control.

In the event the Customer qualifies for a different rate schedule, other than WKRECC's General Power Rate, MSD, the Customer shall be allowed to switch that rate schedule, upon written request to WKRECC, without penalty, so long as the "Contract Demands" stated in Section 2 of this contract remain at or above the levels stated. Any requested change in the rate schedule shall take effect beginning on the date of the Customer's next monthly billing cycle.

8.      Phase Balancing.       Customer shall endeavor to take and use power and energy in such a manner that the current will be reasonably balanced on all three phases.  In the event that any check indicates that the current on the most heavily loaded phase exceeds the current on either of the other two phases by more than 20 percent, Customer shall make at its expense, upon request, the changes necessary to correct the unbalanced condition.  If said unbalanced condition is not corrected within 60 days, or such other period as may be agreed upon, WKRECC may thereafter elect to meter the load on individual phases and compute the billing demand as being equal to three times the maximum kilowatt load on the most heavily loaded phase.  For all purposes hereunder, the load on any phase shall be the load measured by a wattmeter connected with the current coil in that phase wire and the potential coil connected between the phase wire and the neutral voltage point.

9.         Electrical Fluctuations.        The power and energy taken by Customer hereunder shall not be used in such manner as to cause unusual voltage fluctuations or disturbances to WKRECC's or TVA's system.  In the event Customer's use of power causes fluctuations or disturbances on WKRECC's or TVA's system, WKRECC may require Customer, at Customer's expense, to install suitable apparatus to keep such fluctuations or disturbances within reasonable limits.

10.       Notices.           Any notice or demand required by this contract shall be deemed properly given if mailed, postage prepaid, to the President/CEO, P.O. Box 589, West Kentucky RECC, Mayfield, Kentucky, 42066 on behalf of WKRECC, or  Jessica Thomas, CFO, 325 Washington Avenue Extension, Albany, NY, 12205, on behalf of Customer.  The designation of the person to be so notified or the address of such person may be changed at any time and from time to time by either party by similar notice.

11.        Waivers.         A waiver of one or more defaults shall not be considered a waiver of any other or subsequent default.

12.        Successors and Assigns.        This contract shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto but shall not be assignable by Customer to any party other than an affiliate of Customer without written consent of WKRECC whose consent shall not be unreasonably withheld.

13.        Counterparts and Effect of Supplemental Agreement.    This contract may be executed in any number of counterparts, and all such counterparts, each executed and delivered as an original, shall constitute but one and the same instrument. In addition, the effectiveness of this Contract shall be conditioned upon the full execution of the Industrial Power Contract Supplemental Agreement in form and substance satisfactory to the parties.

14.        Termination               If Customer does not purchase the property described in the Contract for Real Estate Purchase by and between Customer and WKRECC, dated as of January 19, 2021, then this Agreement shall automatically terminate.

   IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

EcoChain Wind, LLC
By	/s/ Michael Toporek

President

Title
West Kentucky RECC
By	/s/ David Smart

President and CEO
Title

Industrial Power Contract
Supplemental Agreement

Aid to Construction

Customer shall pay a non-refundable Aid to Construction in the amount of [        ] to WKRECC in advance of any equipment being ordered or construction commencing by WKRECC to serve Customer.

Deposit

Customer shall provide WKRECC a deposit prior to service connection. The initial deposit amount shall be equivalent to 2 month's average estimated bill. The deposit required following 12 months of continuous service with WKRECC will be adjusted (increased or decreased) to reflect actual Customer billing amounts. The deposit can be in one of the following forms: cash deposit, joint certificate of deposit, insurance bond or irrevocable letter of credit.

Load Curtailment

Routine Maintenance - In the event WKRECC needs to perform routine maintenance on the substation transformer providing service to Customer, WKRECC will contact Customer to schedule a mutually agreed upon time for the maintenance work to be performed and Customer will reduce loading to a maximum KW level, specified by WKRECC, for the period of time necessary for WKRECC to perform the maintenance work.

Substation Transformer Failure - In the event WKRECC experiences a substation transformer failure involving either of the two substation transformers located in the WKRECC Stella substation, Customer agrees and understands that they will be required to lower their loading to a maximum KW level, as specified by WKRECC, until which time WKRECC is able to install a replacement transformer or Install a mobile transformer, whichever applies.